================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          McKesson Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                        [LETTERHEAD OF MCKESSON CORP.]


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JULY 29, 1998

The Annual Meeting of Stockholders of McKesson Corporation, a Delaware corporation (hereinafter called "McKesson" or the "Corporation"), will be held at 10:00 A.M. on Wednesday, July 29, 1998 in the Gold Room, at The Fairmont Hotel, 950 Mason Street, San Francisco, California, to consider and take action upon the following matters:

1. election of three directors for terms expiring at the annual meeting in 2001;

2. a proposal to amend the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000;

and such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Corporation's Common Stock at the close of business on June 1, 1998 are entitled to receive notice of and to vote at the meeting.

You are cordially invited to attend the meeting in person. However, whether you plan to attend or not, we urge you to mark, sign, date and return the accompanying proxy in the enclosed business reply envelope. If you are a stockholder of record or a participant in the Corporation's Profit-Sharing Investment Plan ("PSIP") you may use the toll-free telephone number listed on the proxy/PSIP voting card to have your shares voted. Returning your proxy does not deprive you of your right to attend the meeting, to withdraw your proxy, (whether previously voted by telephone or by mail) and to vote your shares in person.


                                      By Order of the Board of Directors

                                      /s/ Nancy A. Miller
                                      -------------------
                                      Nancy A. Miller
                                      Vice President and Corporate Secretary

June 17, 1998

CONTENTS

                                                                           PAGE
                                                                           ----
General Information.......................................................   1
Voting Securities and Record Date.........................................   2
Security Ownership of Certain Beneficial Owners...........................   3
Security Ownership of Directors and Executive Officers....................   3
Election of Directors (Proxy Item No. 1)..................................   4
Section 16(a) Beneficial Ownership Reporting Compliance...................   7
Board of Directors and Committees of the Board............................   7
Compensation of Directors.................................................   9
Report of the Compensation Committee on Executive Compensation............  11
Stock Price Performance Graphs............................................  14
Executive Officer Compensation............................................  16
  Summary Compensation Table..............................................  16
  Option Grants in the Last Fiscal Year...................................  17
  Aggregated Option/SAR Exercises in the Last Fiscal Year.................  18
  Long-Term Incentive Plan Awards in the Last Fiscal Year.................  18
Employment Agreements.....................................................  18
Executive Severance Policy and Termination of Employment and Change in
 Control Arrangements.....................................................  19
Pension Benefits..........................................................  20
Certain Transactions......................................................  21
Indebtedness of Executive Officers........................................  21
Amendment to Restated Certificate of Incorporation to Increase the Number
 of Authorized Shares of Common Stock (Proxy Item No. 2)..................  22
Independent Certified Public Accountants..................................  25
Additional Information....................................................  25
Stockholder Proposals for the 1999 Annual Meeting.........................  25

                        [LETTERHEAD OF MCKESSON CORP.]


                                                                   June 17, 1998

PROXY STATEMENT

The Corporation was organized in the state of Delaware on July 7, 1994 as a wholly-owned subsidiary of McKesson Corporation, a Delaware corporation ("Old McKesson"), for the purpose of owning and operating the businesses of Old McKesson following the acquisition of Old McKesson's pharmaceutical benefits management business (the "PCS Business") by a subsidiary of Eli Lilly and Company (the "PCS Transaction").

As part of the PCS Transaction, on November 21, 1994 (the "Closing Date") the Corporation acquired all of the assets and liabilities of Old McKesson, other than those related to the PCS Business, and Old McKesson distributed to its stockholders one share of the Corporation's Common Stock for each share of Old McKesson Common Stock outstanding as of November 19, 1994.

THE CORPORATION HAD NO MATERIAL ASSETS, OPERATIONS OR ACTIVITIES PRIOR TO NOVEMBER 21, 1994. AFTER THAT DATE, THE CORPORATION HAS CONTINUED THE BUSINESSES OF OLD MCKESSON, OTHER THAN THE PCS BUSINESS, ON AN UNINTERRUPTED BASIS. FOR THE PURPOSE OF COMPLETENESS, THIS PROXY STATEMENT INCLUDES, FOR PERIODS PRIOR TO THE CLOSING DATE, INFORMATION WITH RESPECT TO OLD MCKESSON; AND REFERENCES TO THE "CORPORATION" WITH RESPECT TO SUCH PERIODS SHALL REFER TO THE BUSINESS, OPERATIONS, CAPITALIZATION AND ACTIVITIES OF OLD MCKESSON, EXCEPT WHERE OTHERWISE INDICATED.

GENERAL INFORMATION

This Proxy Statement is being mailed on or about June 17, 1998 to stockholders of McKesson in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on July 29, 1998, and at any and all adjournments of that meeting, pursuant to the accompanying Notice of Meeting. Shares represented by a properly executed proxy will be voted as indicated on the proxy.

The information contained in this Proxy Statement has been adjusted, where appropriate, to give effect to a two-for-one split of the Corporation's Common Stock, effected in the form of a stock dividend of one additional share for each share owned by stockholders of record on December 1, 1997, distributed on January 2, 1998.

This year stockholders of record and participants in the Corporation's Profit-Sharing Investment Plan ("PSIP") can vote their shares either by returning a signed proxy card or by telephone. The "vote-by-phone" option is convenient and easy to use. The toll free number and procedures for voting by telephone are included on the enclosed proxy/PSIP voting card.

If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive. The availability of telephone voting will depend on their voting processes.

Stockholders have the right to revoke their proxies at any time before their shares are actually voted by written notice of revocation or by a later-dated proxy, in either case delivered using the telephone voting procedures or by mail to the Secretary of the Corporation; or by attending the meeting, withdrawing their proxy, and voting in person.

It is proposed that at the meeting action will be taken on the matters set forth in the accompanying Notice of Meeting and described in this Proxy Statement. The Board of Directors knows of no other matters that properly may be presented for action at the meeting. If any other matters do properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment. Under the Corporation's Restated By-Laws, for business to be properly brought before an annual meeting by a stockholder, the Secretary of the Corporation must have received written notice thereof not less than 60 days nor more than 90 days prior to the meeting (except, if fewer than 70 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than the close of business on the 10th day following the day of mailing notice of the meeting or public disclosure thereof). The notice must contain certain information about the proposed business and the stockholder who proposes to bring the business before the annual meeting, including (a) a brief description of the proposed business and the reasons for conducting such business at the annual meeting, (b) the stockholder's name and record address,
(c) the class and number of shares beneficially owned by the stockholder, and
(d) any material interest of the stockholder in the business so proposed. Notwithstanding anything in the Restated By-Laws to the contrary, no business shall be conducted at an annual meeting except in accordance with the foregoing procedures.

The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing. Georgeson & Company, Inc., New York, N.Y., has been retained by the Corporation to assist in the solicitation of proxies for an anticipated fee of approximately $6,000 plus out-of-pocket costs and expenses.

VOTING SECURITIES AND RECORD DATE

At the close of business on June 1, 1998, there were 94,929,586 shares of Common Stock of the Corporation, par value $0.01 per share (the "Common Stock"), outstanding and entitled to vote at the meeting. Each share of Common Stock outstanding on such date entitles the stockholder of record thereof to one vote on each matter to be voted upon at the meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided a quorum is present, directors will be elected by a plurality of the votes cast by the holders of the Corporation's Common Stock voting in person or by proxy at the meeting. The proposal to approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock will require the affirmative vote of the holders of a majority of the Corporation's Common Stock present in person or by proxy and entitled to vote at the meeting. Thus, abstentions will have the same practical effect as a negative vote on this proposal, but will have no effect on the vote for election of directors. Broker non-votes, if any, will not be included in vote totals and will have no effect on the outcome of the vote.

If a stockholder participates in the Corporation's Automatic Dividend Reinvestment Plan, the enclosed proxy includes all full shares of Common Stock held in the stockholder's dividend reinvestment plan account on the record date for the annual meeting, as well as shares held of record by the stockholder.

Participants in the Corporation's Profit-Sharing Investment Plan (the "PSIP") have the right to instruct the Plan Trustee, on a confidential basis, how the shares allocated to their accounts are to be voted and will receive a separate PSIP voting instruction card for that purpose.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below lists as of June 1, 1998, unless otherwise indicated, information about the only persons believed by the Corporation to be beneficial owners of more than five percent of the Corporation's Common Stock.

                                     AMOUNT AND NATURE
          NAME AND ADDRESS OF          OF BENEFICIAL   PERCENT OF
            BENEFICIAL OWNER             OWNERSHIP       CLASS
          -------------------        ----------------- ----------
     The Chase Manhattan                20,169,623(1)    21.25
     Bank, N.A., as Trustee for the
     McKesson Corporation Profit-
     Sharing Investment Plan
     1 Chase Manhattan Plaza
     New York, NY 10081
     FMR Corp                           10,409,937(2)    11.12
     82 Devonshire Street
     Boston, MA 02109

--------
(1) These shares are held in trust for the benefit of participants in the PSIP for which The Chase Manhattan Bank, N.A. is the Trustee. Shares that have been allocated to the individual accounts of participants in the PSIP are voted by the Trustee as instructed by PSIP participants. Shares allocated to participants' PAYSOP accounts for which no voting instructions are received will not be voted. The PSIP provides that all other shares for which no voting instructions are received from participants and unallocated shares of Common Stock held in the leveraged employee stock ownership plan (the "Leveraged ESOP") established as part of the PSIP, will be voted by the Trustee in the same proportion as shares as to which voting instructions are received.

(2) This information is based on an amended Schedule 13G filed with the Securities and Exchange Commission reporting that as of February 28, 1998, FMR Corp., in its capacity as a parent holding company, had sole voting power as to 665,625 shares and sole dispositive power as to all 10,409,937 shares. According to such Schedule 13G, no one person has an interest in FMR Corp. that would give such person more than a five percent interest in the Corporation's outstanding Common Stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the number of shares of the Corporation's Common Stock beneficially owned as of June 1, 1998, by each current director, each executive officer named in the Summary Compensation Table on page 16, and by all directors and executive officers as a group.

                                                               PERCENT
                                   SHARES OF COMMON STOCK        OF       STOCK
        NAME OF INDIVIDUAL          BENEFICIALLY OWNED (1)      CLASS  UNITS(2)(3)
        ------------------     ------------------------------- ------- -----------
     Mary G.F. Bitterman.....     14,000(4)(5)(6)                  *      1,736
     Tully M. Friedman.......     25,000(5)(7)                     *      4,516
     John M. Pietruski.......     23,000(5)                        *      5,287
     David S. Pottruck.......     15,000(5)                        *      1,330
     Mark A. Pulido..........    500,720(5)(8)(9)                  *         --
     Carl E. Reichardt.......     13,000(5)(6)                     *      1,795
     Alan Seelenfreund.......  1,207,229(5)(9)                  1.27         --
     Jane E. Shaw............     19,457(5)(6)                     *      8,162
     Robert H. Waterman, Jr..     19,000(5)(6)                     *      4,831
     John H. Hammergren......    120,529(5)(8)(9)                  *         --
     Richard H. Hawkins......    248,909(5)(9)                     *         --
     David L. Mahoney........    385,389(5)(9)                     *         --
     Mark T. Majeske.........     81,957(5)(8)(9)                  *         --
     All Directors and
      Executive Officers as a
      group (21 Persons).....  3,893,757(4)(5)(6)(7)(8)(9)(10)  4.10     26,967

* Less than 1%
--------

                                             Footnotes appear on next page.

(1) Represents shares held as of June 1, 1998 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. The number of shares of Common Stock owned by each director or executive officer (other than Mr. Seelenfreund) represents less than 1% of the outstanding shares of such class. All directors and executive officers as a group own 4.10% of the outstanding shares of Common Stock.

(2) Includes restricted stock units accrued under the 1997 Non-Employee Directors' Equity Compensation and Deferral Plan, as described beginning on page 9, as follows: Dr. Bitterman, 1,736 units; Mr. Friedman, 3,891 units; Mr. Pietruski, 5,287 units; Mr. Pottruck, 1,330 units; Mr. Reichardt, 1,795 units; Dr. Shaw, 3,112 units and Mr. Waterman, 4,831 units; and all non-employee Directors as a group, 21,982 units. Directors have neither voting nor investment power in respect of such units.

(3) Includes common stock units accrued under the Directors' Deferred Compensation Plan, as described on page 10, as follows: Mr. Friedman, 625 units; Dr. Shaw, 5,050 units; and those directors as a group, 5,675 units. Participating directors have neither voting nor investment power in respect of such units.

(4) Includes 2,000 shares held by Dr. Bitterman's husband through an Individual Retirement Account, for which beneficial ownership is disclaimed.

(5) Includes shares that may be acquired by exercise of stock options within 60 days after June 1, 1998 as follows: Dr. Bitterman, 10,000; Mr. Friedman, 9,000; Mr. Pietruski, 9,000; Mr. Pottruck, 10,000; Mr. Pulido, 200,000; Mr.
     Reichardt, 3,000; Mr. Seelenfreund, 1,064,558; Dr. Shaw, 9,000; Mr. Waterman, 9,000; Mr. Hammergren, 40,000; Mr. Hawkins, 180,072; Mr. Mahoney, 330,700; Mr. Majeske, 25,950; and all directors and executive officers as a group, 2,858,618.

(6) Includes shares held by family trusts as to which each of the following named directors and their respective spouses have shared voting and investment power: Dr. Bitterman, 2,000 shares; Mr. Reichardt, 10,000 shares; Dr. Shaw, 10,457 shares; Mr. Waterman, 6,000 shares; and those directors as a group, 28,438 shares.

(7) Includes 14,000 shares held in a revocable trust established by and for the benefit of Mr. Friedman who is the sole Trustee of such trust.

(8) Includes shares subject to possible forfeiture under the terms of the Corporation's 1994 Stock Option and Restricted Stock Plan and the 1988 Restricted Stock Plan of Old McKesson, as follows: Mr. Pulido, 40,000 shares; Mr. Hammergren, 40,000 shares; Mr. Majeske, 15,000 shares; and all directors and executive officers as a group, 133,490 shares.

(9) Includes shares held under the PSIP as to which the participant has sole voting but no investment power, as follows: Mr. Seelenfreund, 18,083; Mr. Pulido, 720; Mr. Hammergren, 529; Mr. Hawkins, 5,807; Mr. Mahoney, 3,689; Mr. Majeske, 1,007; and all directors and executive officers as a group, 70,406.

(10) Includes 4,400 shares held by members of the group as custodians for their minor children.

ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

The Board of Directors is divided into three classes. At each annual meeting of stockholders, one class of directors, on a rotating basis, is elected to hold office for a three-year term.

The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected.

The Board of Directors has designated Mary G.F. Bitterman, Mark A. Pulido and Robert H. Waterman, Jr. as nominees for election as directors at the 1998 Annual Meeting for a three-year term expiring in 2001. Each nominee has consented to being named in the proxy statement and to serve if elected. All of the nominees are currently serving as directors and were previously elected by the stockholders.

It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote for the election of the three nominees named below. If prior to the annual meeting any nominee should become unavailable for election, an event that is not now anticipated by the Board, the proxies will be voted for the election as directors of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment, or the number of authorized directors may be reduced.

Biographical information follows for each person nominated and each person whose term of office as a director will continue after the Annual Meeting. Directors' ages are as of June 1, 1998.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING IN
2001

MARY G.F. BITTERMAN

President and Chief Executive Officer, KQED, Inc.

Dr. Bitterman, age 54, has been President and Chief Executive Officer of KQED, Inc. (public broadcasting) since November 1993. For the five years prior to joining KQED she was a private consultant on development, communications and international affairs. Previously, Dr. Bitterman served as Executive Director of the Hawaii Public Broadcasting Authority (1974-1980), Director of the Voice of America (1980-1981), Director of the Hawaii State Department of Commerce and Consumer Affairs (1981-1983) and Director of the East-West Center's Institute of Culture and Communication (1984-1988). She is a Director of Pacific Century Financial Corporation, the Bank of Hawaii, and Pacific Century Investment Group; a member of the Board of Governors of Pacific Forum/CSIS, and a member of the Board of Directors of the Association of American Public Television Stations, the World Affairs Council and the Bay Area Council. Dr. Bitterman has served as a director of the Corporation since 1995. She is a member of the Audit and Finance Committees of the Board.

MARK A. PULIDO

President and Chief Executive Officer

Mr. Pulido, age 45, became Chief Executive Officer of McKesson on April 1, 1997. He has served as President and Chief Operating Officer since joining the Corporation in May 1996. He has spent his entire career in the health care industry, beginning in the wholesale pharmaceutical distribution business with McKesson Drug Company, where he held a variety of distribution and marketing management positions. He joined FoxMeyer Drug Co. in 1986, serving in senior-level sales and marketing positions before becoming Executive Vice President of that company. In 1990, he left FoxMeyer to become President and Chief Operating Officer of Red Line Healthcare Corporation, an affiliate of Sandoz International Ltd., the nation's largest provider of medical supplies and reimbursement services to the long-term care industry. He held the positions of Chairman, President and Chief Executive Officer from 1992-1994. In 1994, he became Chief Operating Officer of Sandoz Pharmaceuticals Corporation, then Chief Executive Officer in 1996, responsible for all aspects of the company's U.S. pharmaceutical, consumer products and generic drug businesses. Mr. Pulido has served as a director of the Corporation since 1996. He is a member of the Executive Committee of the Board.

ROBERT H. WATERMAN, JR.

Chairman, The Waterman Group, Inc.

Mr. Waterman, age 61, is the founder and Chairman of The Waterman Group, Inc., a management research and publishing firm established in 1986, and the founder and Chairman of MindSteps, Inc., a private career development software company established in 1995. He is the author of What America Does Right, Advocacy: the Power to Change, The Renewal Factor and co-author of In Search of Excellence. He is a director of the AES Corporation, a trustee of the World Wildlife Fund and an adviser to the President of the National Academy of Sciences. Mr. Waterman previously served as a director of Old McKesson since 1990 and has served as a director of the Corporation since 1994. He is Chairman of the Committee on Directors and Corporate Governance and a member of the Audit and Executive Committees of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 1999

DAVID S. POTTRUCK

President, Co-Chief Executive Officer and Chief Operating Officer, The Charles Schwab Corporation

Mr. Pottruck, age 49, became the Co-Chief Executive Officer of The Charles Schwab Corporation in January 1998, and has been the Chief Operating Officer and a member of the Schwab board since 1994 and the President of that company, and the Chief Executive Officer of Charles Schwab & Co., Inc., since 1992. He is a director of The Charles Schwab Corporation, Decibel Instruments, Inc. and Preview Travel, Inc., and a Trustee of the University of Pennsylvania. Mr. Pottruck has served as director of the Corporation since 1997. He is a member of the Audit and Compensation Committees of the Board.

ALAN SEELENFREUND

Chairman of the Board

Mr. Seelenfreund, age 61, has been Chairman of the Board of Directors of the Corporation and Old McKesson since November 1989. He was Chief Executive Officer of the Corporation and Old McKesson from November 1989 until April 1997. Previously he served Old McKesson as Executive Vice President from November 1986 to November 1989; Chief Financial Officer from April 1984 to April 1990; and held various other senior financial positions since joining Old McKesson in 1975. Mr. Seelenfreund is a director of PG&E Corporation and Pacific Gas and Electric Company. He previously served as a director of Old McKesson since 1988 and has served as a director of the Corporation since 1994. He is a member of the Finance Committee and Chairman of the Executive Committee of the Board.

JANE E. SHAW

Chairman of the Board and Chief Executive Officer, AeroGen, Inc.

Dr. Shaw, age 59, became Chairman of the Board, and Chief Executive Officer of AeroGen, Inc., a private company specializing in the development of pulmonary drug delivery systems, on January 19, 1998. She founded The Stable Network, a biopharmaceutical consulting firm, in 1995. In September 1994, Dr. Shaw resigned as President and Chief Operating Officer of ALZA Corporation, a pharmaceutical research, manufacturing and marketing firm with which she had been associated in various technical and executive positions since 1970. She is a director of AeroGen, Inc., Aviron Corporation, Boise Cascade Corporation and Intel Corporation. Dr. Shaw previously served as a director of Old McKesson since 1992 and has served as a director of the Corporation since 1994. She is Chairman of the Audit Committee and a member of the Committee on Directors and Corporate Governance and the Compensation and Executive Committees of the Board.

DIRECTORS CONTINUING IN OFFICE UNTIL THE ANNUAL MEETING IN 2000

TULLY M. FRIEDMAN

Chairman and Chief Executive Officer, Friedman & Fleischer, LLC

Mr. Friedman, age 56, is Chairman and Chief Executive Officer of Friedman & Fleischer, LLC, a private investment firm founded in 1997. For the 13 years prior to 1997 he was a Managing Partner of Hellman & Friedman. He is currently on the Advisory Board of Tevecap, S.A., the Boards of Directors of The Clorox Company, Levi Strauss & Co., and Mattel, Inc. Mr. Friedman is a member of the Executive Committee and a Trustee of the American Enterprise Institute, and a Director of the Stanford Management Company. Mr. Friedman previously served as a director of Old McKesson since 1992, and has served as a director of the Corporation since 1994. He is Chairman of the Finance Committee and a member of the Committee on Directors and Corporate Governance and the Compensation and Executive Committees of the Board.

JOHN M. PIETRUSKI

Chairman, Texas Biotechnology Corporation; Chairman and Chief Executive Officer, Retired, Sterling Drug Inc.

Mr. Pietruski, age 65, is Chairman of the Board of Texas Biotechnology Corporation, a publicly held pharmaceutical research and development company. In September 1988, Mr. Pietruski retired as Chairman and Chief Executive Officer of Sterling Drug Inc. with which company he had been associated in various executive positions since 1977. He is a director of General Public Utilities Corporation, Hershey Foods Corporation, Lincoln National Corporation and Professional Detailing, Inc. and is a Regent of Concordia College. Mr. Pietruski previously served as a director of Old McKesson since 1990 and has served as a director of the Corporation since 1994. He is Chairman of the Compensation Committee and a member of the Committee on Directors and Corporate Governance and the Executive Committee of the Board.

CARL E. REICHARDT

Chairman of the Board, Retired, Wells Fargo & Company

Mr. Reichardt, age 66, retired as Chairman of the Board and Chief Executive Officer of Wells Fargo & Company and its principal subsidiary, Wells Fargo Bank, N.A., at the end of 1994, having occupied those positions since 1983. Mr. Reichardt joined Wells Fargo & Company in 1970, was named Executive Vice President in 1973 and President of Wells Fargo Bank, N.A., in 1978. He is a director of Columbia/HCA Healthcare Corporation, ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, PG&E Corporation, Pacific Gas and Electric Company and SunAmerica Inc. Mr. Reichardt has served as a director of the Corporation since 1996. He is a member of the Audit, Compensation and Finance Committees of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors, its executive officers and persons who own more than ten percent of the Corporation's Common Stock to file reports of ownership of the Corporation's Common Stock and any subsequent changes in that ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Corporation. Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required to be filed for those persons, the Corporation believes that, during the last fiscal year, all such filing requirements were satisfied.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Corporation, although it is not involved in day-to-day operating management. Members of the Board are kept informed of the Corporation's business by various reports and documents sent to them on a regular basis, as well as by operating and financial reports made at Board meetings by the Chief Executive Officer and other executive officers.

Attendance at Meetings

The Board of Directors held eleven meetings during the year ended March 31, 1998. Attendance at Board and Committee meetings combined averaged 88.6%. Each director attended more than 75% of the combined total meetings of the Board and Committees of the Board on which the director served at any time during the year except for Mr. Pottruck who attended 73.3% of such meetings.

Certain Committees of the Board

To assist in the discharge of its responsibilities, the Board has designated several standing committees including an Audit Committee, a Compensation Committee and a Committee on Directors and Corporate Governance. The members of each standing committee are elected by the Board of Directors at its organizational meeting following the annual stockholders' meeting, each for a term of one year or until his or her successor is elected.

The Audit Committee, composed of five directors who are neither officers nor employees of the Corporation, held three meetings during the year ended March 31, 1998. The Audit Committee recommends to the Board the retention or discharge of the Corporation's independent auditors; reviews the engagement of the independent auditors including the scope, extent and procedures of the audit and fees to be paid therefor; reviews, in consultation with the independent auditors, the audit results and their auditor's report and related management letter, if any; reviews the independence of the independent auditors and, in this connection, reviews the engagement of the independent auditors for services of a non-audit nature; reviews and approves the audited financial statements and recommends to the Board their inclusion in the Corporation's annual report on Form 10-K to the Securities and Exchange Commission and in the annual report to stockholders; consults with the independent auditors, the internal auditors and management (together or separately) on the adequacy of internal accounting controls and reviews the results thereof; reviews, on a continuing basis, the procedures designed to implement the corporate code of conduct and compliance therewith; directs and supervises investigations into matters within the scope of the Committee's duties; and performs such other functions as may be necessary in the efficient discharge of its duties.

The Compensation Committee, composed of five directors who are neither officers nor employees of the Corporation, held six meetings during the year ended March 31, 1998. The Compensation Committee administers the Corporation's 1989 Management Incentive Plan, the 1981 Long-Term Incentive Plan, the Deferred Compensation Administration Plan II, the Deferred Compensation Administration Plan and the Management Deferred Compensation Plan and all stock option, restricted stock or stock purchase plans; reviews the administration of all other incentive plans within the Corporation; approves the selection of trustees and investment advisers and managers and establishes the overall investment policies with respect to the funds incident to the Corporation's retirement program; reviews and makes recommendations to the Board with respect to salary and other terms and conditions of employment and changes therein of the Chief Executive Officer and approves salaries and other terms and conditions of employment and changes therein of the other executive officers and key management employees of the Corporation above specified salary grades; and examines and makes recommendations to the Board regarding the Corporation's overall compensation program for managerial level employees.

The Committee on Directors and Corporate Governance, established in 1996 and composed of four directors who are neither officers nor employees of the Corporation, held three meetings during the year ended March 31, 1998. The Committee reviews and makes recommendations to the Board, as appropriate, concerning the size and composition of the Board; the guidelines and criteria for election of members to the Board; retirement from the Board; director compensation and benefits; the structure, functions and membership of Board committees, administers the 1997 Non-Employee Directors' Equity Compensation and Deferral Plan and oversees matters of corporate governance. The Committee also recommends to the Board the slate of nominees for election by the stockholders at the annual meeting and recommends and nominates candidates to fill Board vacancies that occur. The Committee will consider nominees recommended by stockholders. Stockholders wishing to recommend Board nominees should write to the Vice President and Corporate Secretary, McKesson Corporation, One Post Street, San Francisco, CA 94104, stating in detail the qualifications of the proposed nominee for consideration by the Committee.

The Restated By-Laws of the Corporation provide that a stockholder may nominate a person for election as a director at a meeting of stockholders only if written notice thereof has been received by the Secretary of the Corporation not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the meeting date is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. The notice must contain certain information about the proposed nominee, including such person's name, age, business and residence addresses, principal occupation or employment, the class and number of shares of the Corporation beneficially owned by the person and any other information relating to the person that would be required to be included in a proxy statement soliciting proxies for election of directors, and certain information about the nominating stockholder. The Corporation may also require any proposed nominee to furnish other information reasonably required by the Corporation to determine the proposed nominee's eligibility to serve as a director.

COMPENSATION OF DIRECTORS

Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $27,500, a fee of $1,000 for each Board or committee meeting attended, and are reimbursed for all expenses incurred in attending such meetings. Committee chairpersons receive an additional retainer of $3,000 per year. Directors who are employees of the Corporation do not receive any compensation for their service as directors.

Under the stockholder-approved 1997 Non-Employee Directors' Equity Compensation and Deferral Plan, as amended, (the "1997 Plan"), each director is required to defer the receipt of 50% of his or her annual retainer fee, in the form of Restricted Stock Units, ("RSUs") or Retainer Options ("ROs"), as elected by the director. Directors may also elect to defer the remaining portion of their annual retainer into additional RSUs or ROs, or to receive that amount in cash. The number of RSUs is determined based on the fair market value of the Corporation's Common Stock on the last trading day of the quarter immediately preceding the date such amounts would otherwise be payable. RO shares are granted to non-employee directors in January each year at the same time as annual stock option grants are made to employees. The number of ROs granted is determined using the same conversion rate that is employed each year for the purpose of determining the number of stock options to be granted to employees who have elected to receive options in lieu of some portion of their anticipated annual bonus awards under the Corporation's 1989 Management Incentive Plan. The conversion value is set each November for the following calendar year and is based on the discounted Black Scholes valuation of the Corporation's Common Stock. For calendar year 1998, the ROs have a cash conversion value of $9.00 per share. ROs are granted at fair market value on the date of grant, become fully vested one year after the grant date and have a term of ten years.

Non-employee directors may elect to receive the remainder of their fees (other than the portion of the annual retainer subject to mandatory deferral) earned in any calendar year prior to the termination or expiration of the 1997 Plan in cash, or to defer all or a portion of such fees in the form of additional RSUs or under the terms of the Corporation's Deferred Compensation Administration Plan II ("DCAP II"). The minimum amount that may be deferred under DCAP II for any year is $5,000 and the minimum deferral period is generally five years, except in cases of death, disability, retirement, pre-retirement termination or a change in control of the Corporation, where the minimum deferral period does not apply. The interest rate on DCAP II deferrals is determined by the Compensation Committee each year based upon several related factors, including the

Corporation's cost of funds and tax bracket, the size and years of deferrals, the number and ages of participants and mortality and turnover patterns.

On the date of each Annual Meeting prior to the termination or expiration of the 1997 Plan, each non-employee director receives a grant of 400 RSUs. Non-employee directors holding RSUs are credited with a number of additional RSUs equal to any dividends and other distributions paid by the Corporation on the Common Stock.

Effective December 31, 1996 (the "Termination Date"), the Corporation terminated benefits to new directors, and froze the accrual of future benefits to then existing non-employee directors under the Retirement Program for Non-Employee Directors, (the "Retirement Program"). Non-employee directors who had an accrued benefit under the Retirement Program and agreed in writing to waive their rights to receive such benefits received a one-time transition grant of RSUs equal in number to the directors' accrued benefit under the Retirement Program on the Termination Date.

The 1997 Plan also provides for the automatic grant to each non-employee director on the date of his or her initial election to the Board at any annual or special meeting of the Corporation's stockholders of a nonqualified option to purchase 5,000 shares of Common Stock. These options are immediately exercisable in full but expire in five equal annual installments. On the date of each subsequent annual meeting, each nonemployee director continuing in office is automatically granted an option for an additional 1,500 shares which is immediately exercisable in full. All options are granted at fair market value on the effective date of grant, and, subject to the above-mentioned expiration provisions applicable to the initial grant, have a term of five years.

The 1997 Plan provides that upon the occurrence of a change in control of the Corporation, all outstanding options become immediately exercisable and Common Stock to be issued in respect of RSUs will be immediately distributed.

Prior to January 1, 1994, non-employee directors could defer compensation received for their services as directors under the Directors' Deferred Compensation Plan, thereby automatically becoming participants in the Deferred Compensation Administration Plan (the "DCAP"), or under the Management Deferred Compensation Plan (the "MDCP", or together with the DCAP, the "Prior Deferred Plans"). Although the Prior Deferred Plans have been superseded and replaced by DCAP II as to future compensation deferrals, previous deferrals under these plans will continue to be administered in accordance with the respective provisions of the plan under which the original deferrals were made. Interest on deferral balances held under the Prior Deferred Plans is credited each year at the same rate as that determined by the Compensation Committee for deferrals under DCAP II.

In the event of a change in control of the Corporation (as defined in DCAP II and the Prior Deferred Plans), deferred amounts will be distributed immediately upon the effective date of the change unless the director has made an irrevocable election (at least twelve months in advance of the effective date of any such change) to receive payment of any deferral balance in accordance with his or her most recent valid election on file with the Corporation rather than in a single sum. Any deferral election under DCAP II or the Prior Deferred Plans may be modified as to the length of the deferral period and the timing of the distribution, provided such changes are made at least twelve months prior to the previously scheduled date of commencement of payments and payments do not begin earlier than twelve months from the date of the modified election.

On March 28, 1997, the Corporation and Mr. Seelenfreund entered into a Consulting Agreement (the "Agreement") in connection with Mr. Seelenfreund's planned retirement as an executive officer and employee of the Corporation on July 31, 1997. Pursuant to the Agreement, Mr. Seelenfreund will continue to serve the Corporation as non-executive Chairman of the Board, and will render such consulting and advisory services and perform such special assignments as may be requested by the Board of Directors or the Chief Executive Officer until July 31, 1998, unless the Agreement is extended by mutual agreement of the parties. In consideration of such services, for the period July 31, 1997 through March 31, 1998, Mr. Seelenfreund received a pro rata payment of his annual retainer of $250,000 in the amount of $218,333 and an additional payment of $255,000, calculated on the same basis as if he had continued to participate in the Corporation's Management Incentive Plan for FY 1998 with a target bonus of 60% of his annual retainer. In addition, on January 28, 1998, Mr. Seelenfreund received a stock option grant of 16,666 shares pursuant to his election to receive such grant in lieu of a portion of the additional payment provided for in the Agreement for FY 1998. Also, Mr. Seelenfreund is reimbursed for reasonable and documented travel and other expenses incurred in performing services for the Corporation and is furnished with office space, secretarial support, an automobile and driver and membership in various luncheon clubs. So long as he is receiving payments pursuant to this Agreement, Mr. Seelenfreund will not receive a retainer or fees for his service as a non-employee director of the Corporation. On March 25, 1998, the Corporation and Mr. Seelenfreund extended, by mutual agreement, the term of the Agreement until July 31, 1999 on the same terms.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed entirely of independent, nonemployee directors. The Committee is responsible for administering the Corporation's stock option and restricted stock plan, reviewing and making recommendations to the full Board with respect to the salary, incentive compensation and other terms and conditions of employment of the Chief Executive Officer and approving salaries, incentive compensation and other terms and conditions of employment of executive officers, including those named in the Summary Compensation Table on page 16 (the "named executive officers").

This report describes the policies and the criteria used by the Committee in establishing the principal components and setting the level of compensation for executive officers during FY 1998.

The overall objective of the executive compensation program is to provide base salary and annual cash bonuses for executive officers at approximately the median level for executive officers at companies similar in size, complexity or line of business, while providing a long term compensation target at the 75th percentile. The program is designed to enhance shareholder value by linking a large part of executive officers' compensation directly to McKesson's performance.

The companies used in the comparative analysis of executive compensation are selected by the Committee with the help of professional compensation consultants. The companies represent a broad cross-section of non-manufacturing service companies and are selected based on a number of factors including similarity to McKesson in financial attributes, size and complexity. They include some of the companies in the Value Line Health Care Sector Index (the "Health Care Index") used in the Performance Graph, as well as other companies in the distribution and pharmaceutical wholesale/retail business. The Committee relies on a broad array of companies in various industries for the comparative analysis of executive compensation because it believes that McKesson's competition for executive talent is more varied than the companies in the Health Care Index.

Many factors enter into the Committee's deliberations in the design of the compensation plans and direct pay for executive officers of McKesson. The factors include the Corporation's performance as measured against targets approved by the Committee and against last year's performance; the individual performance of each executive officer; compensation surveys supplied by professional compensation consultants approved by the Committee and retained by McKesson for this purpose; the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent; and the recommendations of professional compensation consultants.

Components of Compensation

McKesson's executive compensation program consists of base salary, a short-term incentive plan and long-term incentives (stock and cash). Base pay is reviewed annually. Actual base pay is driven by individual performance, competitive practices and level of responsibility. The FY 1998 salaries of executive officers were determined primarily on the basis of each executive officer's responsibilities and performance, McKesson's performance and competitive pay practices. Salary increases reflect the Committee's determination that base pay levels should be increased to reward performance and remain competitive.

Under McKesson's short-term incentive plan (the "1989 Management Incentive Plan" or "MIP"), individual target awards are set as a percentage of the executive's base salary and vary by level of responsibility. The target awards are designed to be competitive with those set for executive officers at companies in McKesson's executive compensation comparator group. Annual MIP awards for named executive officers can range from zero to two times the executives' target awards. The maximum award payable to any named executive officer for any fiscal year may not exceed two percent of the Corporation's net income for that year. The actual awards to the named executive officers for FY 1998 were determined by McKesson's performance versus pre-established income objectives and the contribution the executive officer was judged to have made to McKesson's overall results.

In FY 1997 McKesson's long-term incentive program was completely redesigned. Under the former program, generally executives received annual option grants under the Corporation's 1994 Stock Option and Restricted Stock Plan (the "1994 Plan") and annual awards under the Long-Term Incentive Plan ("LTIP") providing for cash award targets and financial objectives to be achieved over a four-year award period. The redesigned long-term incentive program has a stock option component, a stock purchase component and a cash component. Every three years:

 . A nonqualified stock option to purchase shares of McKesson Common Stock at 100% of fair market value on the date of grant is granted to participants under the 1994 Plan; and

 . An offer to purchase McKesson Common Stock is made under the Stock Purchase
   Plan. The purchase price is equal to the fair market value of the stock on the day the executive accepts the offer to purchase the shares. At the same time, the Corporation makes a five-year, full recourse, interest-bearing loan to the executive to purchase the stock; and

 . A cash long-term incentive target is established with the actual payout based on McKesson's Total Shareholder Return ("TSR") compared to the S&P 400 (the S&P 500 excluding financial institutions) over a five-year measurement period. The target amounts are competitive with those set for executive officers at companies in McKesson's executive compensation comparison group.

The last award cycle for the former program is for the period April 1, 1996 through March 31, 2000. The two measures of performance under the long-term cash component of the former program are compound growth in annual earnings per share ("EPS") and average return on stockholder equity ("ROE"). These measures are weighted equally in calculating awards for each incentive period. The LTIP payouts for the named executive officers for the four year period ended March 31, 1998, shown in the Summary Compensation Table on page 16 reflected McKesson's achievement of 124% of the LTIP targets.

In July, 1997 a consolidation of operations into three business groups resulted in increased responsibilities for certain executive officers which was recognized by the Committee with additional stock option grants, a cash target award under the LTIP and offers to purchase Common Stock under the new long-term incentive program. The July 1997 stock option grants are included in the Summary Compensation Table.

During the last fiscal year the Corporation implemented a "bonus option" program pursuant to which participants in the Corporation's 1989 Management Incentive Plan could make irrevocable elections to receive a stock option grant in lieu of all or a portion of their respective bonus awards under such Plan. The first such option awards, which were made on January 28, 1998, are included in the Summary Compensation Table and the table of Option Grants in the Last Fiscal Year.

Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code
Section 162(m)

Section 162(m) of the Internal Revenue Code (the "Code") limits the Corporation's tax deduction to $1 million for compensation paid to certain executive officers named in the proxy statement unless the compensation is performance-based. It has been determined that the limitations did not impact the Corporation in FY 1998. The Committee's present intention is to comply with the requirements of Section 162(m) unless the Committee concludes that the required changes would not be in the best interests of the Corporation or its stockholders.

The Committee believes that the total compensation paid to the named executive officers in FY 1998 reflects the achievement of the Corporation's goals, attainment of business strategy and performance consistent with the interests of its stockholders.

Compensation of the Chief Executive Officer

On April 1, 1997, Mark A. Pulido, President and Chief Operating Officer, added the title and duties of Chief Executive Officer to his responsibilities. In recognition of this change, Mr. Pulido's base salary was increased to $700,000 per year effective April 1, 1997 and in July, 1997, he was granted an option to purchase 320,000 shares of Common Stock, at fair market value and accepted an offer extended to him under the Stock Purchase Plan to purchase 80,000 shares of Common Stock.

At the time of Mr. Pulido's promotion, he and the Board agreed on the goals he would work to achieve for FY 1998. Specific targets were set for economic measures including earnings per share, profitable revenue growth, efficiency gain, strategy fulfillment, and innovation, while qualitative measures were established for organization development, and communication with investors and employees. The Board then reviewed Mr. Pulido's achievement against these goals at the end of the fiscal year.

For FY 1998, Mr. Pulido received an MIP Award of $2,000,000 (a portion of which award Mr. Pulido elected to receive in the form of a stock option grant as described in the footnotes to the Summary Compensation Table) which reflected his performance versus objectives for FY 1998, and McKesson's operating results for the year. He also received a pro rata cash award of $186,000 under the former LTIP for the four-year period ended FY 1998 which represented a 124% achievement of McKesson's long-term financial objectives for the period.

The Corporation's continued success in meeting financial objectives and implementing its strategic goals was recognized by the investment community. During FY 1998, the Corporation's TSR was 82.4% compared to the TSR of 47.9% for the S&P 500 Index, the TSR of 49.0% for the S&P 400 Midcap Index and 57.5% for the Value Line Health Care Sector Index. McKesson's TSR for FY 1998 placed it in the top quartile of companies in both the S&P Midcap 400 Index and the Value Line Health Care Sector Index. The Wall Street Journal's Annual Shareholder Scoreboard, published February 26, 1998, showed McKesson first among drug based retailers for the one-year return and the three-year and five-year average returns. McKesson ranked sixth in the Honor Roll. The Annual Shareholder Scoreboard looks at the 718 U.S. stocks on the Dow Jones Global Indexes plus the 282 largest U.S. corporations that aren't included in the indexes. To be on the Honor Roll a company must be among the top 20 percent of companies in TSR for the last year and over the last three, five and ten year periods.

It is the Committee's view that the total compensation package for the Chief Executive Officer for FY 1998 was based on an appropriate balance of the Corporation's performance, his own performance and competitive practice.

                                          The Compensation Committee

                                          John M. Pietruski, Chairman
                                          Tully M. Friedman
                                          David S. Pottruck
                                          Carl E. Reichardt
                                          Jane E. Shaw

STOCK PRICE PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on the Corporation's Common Stock for the periods indicated with the Standard & Poor's 500 Stock Index, the Standard & Poor's 400 Midcap Index and the Value Line Health Care Sector Index (composed of 107 companies in the health care industry, including the Corporation). The stock price performance depicted in the performance graphs is not necessarily indicative of future price performance.

                    FIVE YEAR CUMULATIVE TOTAL RETURN*
                                      LOGO

                               FISCAL YEARS

                              1993        1994        1995        1996        1997        1998
                    -----------------------------------------------------------------------------
   McKesson                  $100.00     $137.18     $336.65     $436.37     $555.58    $1,013.41
 ------------------------------------------------------------------------------------------------
   S&P 500 Index             $100.00     $101.73     $117.60     $155.40     $186.39    $  275.72
 ------------------------------------------------------------------------------------------------
   S&P 400 Midcap Index      $100.00     $103.08     $111.96     $143.48     $158.86    $  237.38
 ------------------------------------------------------------------------------------------------
   Value Line Health Care
    Sector                   $100.00     $ 99.88     $136.22     $196.41     $239.16    $  376.64

 * Assumes $100 invested in McKesson Common Stock and in each index on March 31, 1993 and that all dividends are reinvested. Prior to the PCS Transaction, Old McKesson was included in the S&P 500 Index. Since November 21, 1994, the date New McKesson commenced operations, the Corporation has been included in the S&P 400 Midcap Index.

             CUMULATIVE TOTAL RETURN SINCE NOVEMBER 21, 1994 *
                                      LOGO

                             11/21/94     3/31/95      3/31/96      3/31/97      3/31/98
                        ----------------------------------------------------------------
   McKesson                  $100.00      $134.69      $174.59      $222.29      $405.46
 ---------------------------------------------------------------------------------------
   S&P 500 Index             $100.00      $111.35      $147.15      $176.49      $261.08
 ---------------------------------------------------------------------------------------
   S&P 400 Midcap Index      $100.00      $109.37      $140.16      $155.18      $231.88
 ---------------------------------------------------------------------------------------
   Value Line Health Care
    Sector                   $100.00      $113.47      $163.62      $199.23      $313.75

 * Assumes $100 invested in McKesson Common Stock and in each index on November 21, 1994, on which date New McKesson commenced operations, and that all dividends are reinvested. Prior to the PCS Transaction, Old McKesson was included in the S&P 500 Index. Since November 21, 1994, the Corporation has been included in the S&P 400 Midcap Index.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth the compensation for services in all capacities to the Corporation and its subsidiaries for the three fiscal years ended March 31, 1996, 1997 and 1998, of the Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation in FY 1998.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                               -------------------------------    -------------------------------
                                                                         AWARDS           PAYOUTS
                                                                  ---------------------   -------
                                                        OTHER                SECURITIES
                                                       ANNUAL     RESTRICTED UNDERLYING           ALL OTHER
                                                       COMPEN-      STOCK     OPTIONS/     LTIP    COMPEN-
   NAME AND PRINCIPAL                                  SATION      AWARD(S)     SARS      PAYOUTS  SATION
        POSITION          YEAR SALARY ($) BONUS ($)    ($)(1)     ($)(2)(3)    (#)(3)       ($)    ($)(4)
   ------------------     ---- ---------- ---------    -------    ---------- ----------   ------- ---------
Mark A. Pulido(5)         1998  700,000   1,550,000(6)  61,887(7)       --    370,000(8)  186,000  129,558
President and Chief Ex-   1997  437,500     700,000    333,654     910,000    720,000     196,500   27,450
ecutive Officer
John H. Hammergren(5)     1998  401,667     396,006(6)  73,733(7)       --    109,666(8)   43,400   29,434
Vice President and Group  1997  350,000     295,000    478,739          --     84,000      22,925    9,148
President, McKesson       1996   58,333                277,000     980,000     80,000          --      428
Health Systems Group
Richard H. Hawkins        1998  285,000     356,000(6)      --          --    100,000(8)   40,920   46,420
Vice President and Chief  1997  256,250     275,000         --          --     84,000      41,134   37,774
Financial                 1996  208,333     125,000         --          --     20,000      39,250   22,023
Officer
David L. Mahoney          1998  358,333     353,900(6)  93,312(7)       --    106,900(8)   62,000   38,453
Vice President and Group  1997  306,250     195,000         --          --     84,000      58,950   31,186
President, McKesson       1996  265,000     125,000         --          --     30,000      52,500   29,312
Pharmaceutical Services
and International Group
Mark T. Majeske(5)        1998  330,000     493,995(6) 104,529(7)       --     88,445(8)   47,120   21,653
Vice President and Group  1997  268,750     195,000     69,207          --     84,000      35,370   16,516
President, McKesson       1996  202,083      75,000         --     239,375     20,000          --    6,738
Customer Operations
Group

--------
(1) Except as noted in the footnotes below, the dollar value of perquisites and other personal benefits for each named executive officer during FY 1998 was less than established reporting thresholds.

(2) No restricted stock awards were made in FY 1998 to any named executive officers. The number and value of the aggregate restricted stock holdings of the named executive officers on March 31, 1998 (based on the closing market value stock price of $57.75) were as follows: Mr. Pulido, 40,000 and $2,310,000; Mr. Hammergren, 40,000 and $2,310,000; Mr. Hawkins, 0 and $0;
    Mr. Mahoney, 0 and $0; and Mr. Majeske 15,000 and $866,250. Dividends are paid on the restricted stock and at the same rate and at the same time as on the Common Stock.

(3) The numbers reported in the Restricted Stock Awards and Securities Underlying Options Columns have been adjusted to reflect the two-for-one stock split effective January 2, 1998.

(4) For FY 1998, includes the aggregate value of (i) the Corporation's stock contributions under the PSIP, a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code ("Code"), allocated to the accounts of the named executive officers, as follows: Mr. Pulido, $19,244; Mr. Hammergren, $17,644; Mr. Hawkins, $25,429; Mr. Mahoney, $19,379; and Mr. Majeske, $17,673; (ii) employer matching contributions under the Supplemental PSIP, an unfunded, nonqualified plan established because of limitations on annual contributions to the PSIP contained in the Code, as follows: Mr. Pulido, $108,541; Mr. Hammergren, $3,467; Mr. Hawkins, $8,125; Mr. Mahoney, $13,684; and Mr. Majeske, $217; and (iii) above-market interest accrued on deferred compensation for the following executive officers: Mr. Pulido, $1,773; Mr. Hammergren, $8,323; Mr. Hawkins, $12,866; Mr. Mahoney, $5,390; and Mr. Majeske, $3,763.

(5) Mr. Pulido, joined the Corporation in May 1996 and has served as Chief Executive Officer and President since April 1, 1997. Mr. Hammergren became an executive officer when he joined the Corporation in January 1996; and Mr. Majeske, who joined the Corporation in July, 1994, became an executive officer in September 1996.

(6) Represents the portion of the named executive officers' bonus award for FY 1998 under the MIP that was either paid in cash or deferred at the executive's election under DCAP II.

(7) Other Annual Compensation for FY 1998 includes: (i) for Mr. Pulido, $18,312 representing reimbursements for temporary housing and relocation expenses and a $26,000 annual automobile allowance; (ii) for Mr. Hammergren, an annual housing assistance payment of $50,000, which is equal to 1/10th of the original principal amount of the housing loan made to him and discussed under "Indebtedness of Executive Officers" beginning on page 21; (iii) for Mr. Mahoney, $40,000 representing a country club initiation fee and

    $31,949 to mitigate potential additional taxes payable by him in connection with such fee; and (iv) for Mr. Majeske, $31,061 representing reimbursement for temporary housing and relocation expenses and an annual housing assistance payment of $50,000, which is equal to 1/10th of the original principal amount of the housing loan made to him and discussed under "Indebtedness of Executive Officers" beginning on page 21.

(8) Of the options indicated, the following shares were granted on January 28, 1998, to the named executive officers under the 1994 Plan pursuant to such persons' irrevocable elections to receive a stock option grant in lieu of all or a portion of their respective bonus awards for FY 1998 under the MIP; Mr. Pulido, 50,000; Mr. Hammergren, 25,666; Mr. Hawkins, 16,000; Mr. Mahoney, 22,900; and Mr. Majeske, 4,445. The number of options granted was based on a cash conversion value of $9.00 per share. The options vest one year after the date of grant and are exercisable at a price per share equal to the fair market value of the Corporation's Common Stock on the date of grant. The balance of the options indicated were awarded in July 1997 in recognition of the named exectives' increased responsiblities in connection with a consolidation of operations into three business groups.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS(1)
                         -------------------------------------------------
                           NUMBER OF    % OF TOTAL
                          SECURITIES     OPTIONS
                          UNDERLYING    GRANTED TO  EXERCISE OR            GRANT DATE
                            OPTIONS    EMPLOYEES IN BASE PRICE  EXPIRATION  PRESENT
          NAME           GRANTED(#)(1) FISCAL YEAR   ($/SH)(2)     DATE     VALUE(3)
          ----           ------------- ------------ ----------- ---------- ----------
Mark A. Pulido..........    320,000(4)    12.75       43.594    07/30/2007 $4,956,792
                             50,000(5)     1.99       50.375    01/28/2008    749,320
John H. Hammergren......     84,000(4)     3.35       43.594    07/30/2007  1,301,158
                             25,666(5)     1.02       50.375    01/28/2008    384,641
Richard H. Hawkins......     84,000(4)     3.35       43.594    07/30/2007  1,301,158
                             16,000(5)     0.64       50.375    01/28/2008    239,782
David L. Mahoney........     84,000(4)     3.35       43.594    07/30/2007  1,301,158
                             22,900(5)     0.91       50.375    01/28/2008    343,189
Mark T. Majeske.........     84,000(4)     3.35       43.594    07/30/2007  1,301,158
                              4,445(5)     0.18       50.375    01/28/2008     66,615

--------
(1) Where applicable, the number of options and the exercise prices have been adjusted to reflect the two-for-one stock split effective January 2, 1998. Unless otherwise indicated, the options granted become exercisable in installments of 50% on the third anniversary, and 25% on each of the fourth and fifth anniversaries of the grant date, and expire ten years after the grant date. No options were granted with SARs and no freestanding SARs have ever been granted. Upon the occurrence of a change in control of the Corporation (as defined in the 1994 Plan), all options granted by the Corporation become immediately exercisable.
(2) All options were granted at 100% of fair market value on the grant date. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations.

(3) In accordance with Securities and Exchange Commission rules, a Black-Scholes option pricing model was chosen to estimate the grant date present value for the options set forth in this table. The assumptions used in calculating the reported value included: an option term of five years and dividend yield of 1.5% for both grants; and for the grant expiring on 7/30/2007: stock volatility, 22.21% and risk-free interest rate, 5.97%; and for the grant expiring on 1/28/2008: stock volatility, 23.78% and risk-free interest rate, 5.55%.The Corporation does not believe that the Black-Scholes model, or any other model can accurately determine the value of an option. Accordingly, there is no assurance that the value, if any, realized by an executive, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Corporation's stock price.
(4) The indicated stock options were awarded in July 1997 in recognition of the executives' increased responsibilities in connection with a consolidation of operations into three business groups.

(5) The indicated stock options were granted to the named executive officers pursuant to such person's irrevocable elections to receive a stock option grant under the 1994 Plan in lieu of all or a portion of their respective bonus awards for FY 1998 under the MIP. The number of options granted was determined by dividing the amount of the bonus deferral by the cash conversion value of $9.00 per share. The conversion value is set each November for the following calendar year and is based on the discounted Black Scholes valuation of the Corporation's Common Stock. The option exercise price was the fair market value on the date of grant. The options become fully exercisable on the first anniversary of the date of grant and expire ten years after the date of the grant.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES


                                                 NUMBER OF SECURITIES
                                                UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                           SHARES                   OPTIONS/SARS AT           IN THE MONEY OPTIONS/
                          ACQUIRED     VALUE     MARCH 31, 1998 (#)(1)   SARS AT MARCH 31, 1998($)(1)(3)
                         ON EXERCISE REALIZED  ------------------------- ---------------------------------
          NAME             (#)(1)     ($)(2)   EXERCISABLE UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
          ----           ----------- --------- ----------- ------------- ---------------  ----------------
Mark A. Pulido..........        0            0   100,000      990,000          3,500,000        24,958,734
John H. Hammergren......        0            0    40,000      233,666          1,310,000         5,197,908
Richard H. Hawkins......    5,000      227,325   180,072      199,000          8,928,213         4,345,371
David L. Mahoney........   20,000      781,105   330,700      213,400         16,064,342         4,660,633
Mark T. Majeske.........   40,000    1,117,962     8,968      201,927            312,452         4,895,273

--------
(1) Adjusted to reflect the two-for-one stock split effective January 2, 1998.
(2) Fair market value of securities underlying options on the date of exercise minus the exercise price.
(3) Calculated based upon the fair market value share price of $57.75 on March 31, 1998, less the share price to be paid upon exercise. There is no guarantee that if and when these options are exercised they will have this value.

            LONG-TERM INCENTIVE PLAN AWARDS IN THE LAST FISCAL YEAR

                                           ESTIMATED FUTURE PAYOUTS UNDER
                          PERFORMANCE OR   NON-STOCK PRICE-BASED PLANS(1)
                           OTHER PERIOD   --------------------------------
                         UNTIL MATURATION THRESHOLD    TARGET    MAXIMUM
            NAME            OR PAYOUT        ($)        ($)        ($)
            ----         ---------------- --------------------- ----------
     Mark A. Pulido         Five years      325,000   1,300,000  1,300,000
     John H. Hammergren     Five years      187,500     750,000    750,000
     Richard H. Hawkins     Five years      187,500     750,000    750,000
     David L. Mahoney       Five years      187,500     750,000    750,000
     Mark T. Majeske        Five years      187,500     750,000    750,000

--------
(1) The table above represents potential payouts of cash awards, if earned, upon completion of the five-year incentive period beginning July 30, 1998 and ending July 30, 2003. Twenty-five percent of the amounts shown in the Maximum column will be paid on the completion of five years of service. Any payment in excess of 25% of the maximum is performance-based and will be contingent upon the Corporation's TSR performance percentile at the end of the five-year performance period. One hundred percent of the maximum amount will be paid if the average TSR for the five-year period is at or above the 75th percentile of the S&P 400. Lower awards will be paid for lower performance. No award above the service-based 25% of maximum will be paid if TSR is less than the 50th percentile. There are no target awards as such under the LTIP. The amount shown in the Target column represents the amount of the maximum which would have been paid based on the Corporation's TSR return for the five-year period ended March 31, 1998.

EMPLOYMENT AGREEMENTS

Effective January 30, 1996, the Corporation entered into a three-year employment agreement with Mr. Hammergren covering the terms and conditions of his employment as Vice President of the Corporation and President of McKesson Health Systems. The agreement provides for an annual base salary of at least $350,000, plus such incentive compensation, if any, as may be voted to Mr. Hammergren yearly by the Compensation Committee of the Board; a one-time employment bonus of $225,000; a monthly car allowance of $1,000; initial grants of 80,000 stock options and 40,000 shares of restricted stock under the Corporation's 1994 Plan; cash target awards under the Corporation's LTIP of $17,500 for FY 1997, $35,000 for FY 1998, $52,500 for FY 1999 and $70,000 for
FY 2000, subject to achievement by the Corporation of the financial targets specified for each performance period; an annual housing assistance payment by the Corporation of $50,000, which amount is equal to 1/10th of the original principal amount of the housing loan made to Mr. Hammergren and discussed under "Indebtedness of Executive Officers" beginning on page 21; and, other benefits of employment generally available to other members of senior management when and as he becomes eligible therefor. If Mr. Hammergren should become disabled during the term of the agreement, the Corporation will continue to pay his then current salary for a period of up to twelve (12) months. In the event of death, his salary will continue to be paid to his surviving spouse or designee (as the case may be) through the six-month period following the end of the calendar month in which death occurs. If the Corporation terminates Mr. Hammergren's employment during the term of his agreement other than for cause, he will be entitled to receive (i) continued payment of his then base salary for the remainder of the term of the agreement (reduced by any compensation received from a subsequent employer during the term); (ii) be considered for a pro rata bonus award under the Corporation's MIP for the year in which termination occurs; (iii) continued coverage under the Executive Medical Plan until the earlier of expiration of the agreement or the effective date of coverage under a subsequent employer's plan; and (iv) continued accrual and vesting of rights, benefits and existing awards for the remainder of the term of the agreement for purposes of the Executive Benefit Retirement Plan, Executive Survivor Benefits Plan and the 1994 Stock Option and Restricted Stock Plan.

Effective May 20, 1996, the Corporation entered into a three-year employment agreement with Mr. Pulido covering the terms and conditions of his employment as President and Chief Operating Officer of the Corporation. The agreement provides for an annual base salary of at least $500,000 per annum, plus such incentive compensation, if any, as may be voted to him yearly by the Board; a monthly car allowance of $1,000; initial grants of 400,000 stock options and 40,000 shares of restricted stock under the Corporation's 1994 Plan; a cash target award of 30% of base salary under the Corporation's LTIP for the incentive period ended March 31, 1997, subject to achievement by the Corporation of the financial targets specified for such performance period; a target award of 60% of base salary under the Corporation's MIP; and, other benefits of employment generally available to other members of senior management when and as he becomes eligible therefor. If Mr. Pulido should become disabled during the term of the agreement, the Corporation will continue to pay his then current salary for a period of up to twelve (12) months. In the event of death, his salary will continue to be paid to his surviving spouse or designee (as the case may be) through the six-month period following the end of the calendar month in which death occurs. If the Corporation terminates Mr. Pulido's employment during the term of his agreement other than for cause, he will be entitled to (i) receive continued payment of his then base salary for the remainder of the term of the agreement (reduced by any compensation received from a subsequent employer during the term); (ii) be considered for a bonus award under the Corporation's MIP for the year in which termination occurs; (iii) receive a continued monthly automobile allowance and coverage under the Executive Medical Plan until the earlier of expiration of the agreement or the effective date of coverage under a subsequent employer's plan;
(iv) continued accrual and vesting of rights, benefits and existing awards for the remainder of the term of the agreement for purposes of the Executive Benefit Retirement Plan, Executive Survivor Benefits Plan and the 1994 Plan and
(v) awards under the LTIP for all performance periods then in effect for the remainder of the term of the agreement.

EXECUTIVE SEVERANCE POLICY AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Corporation has implemented an Executive Severance Policy (the "Policy"), which applies in the event an executive officer is terminated by the Corporation for reasons other than for cause at any time other than within two years following a change in control (as defined in the Policy) of the Corporation . The benefit payable to executive officers under the Policy is equal to 12 months' base salary plus one month's pay per year of service, up to a maximum of 24 months. Such benefits would be reduced or eliminated by any income the executive officer receives from subsequent employers during the severance payment period and discontinued in the event the executive officer is employed by a competitor. Executive officers who are age 55 or older and have 15 or more years of service with the Corporation at the time of such involuntary termination are granted "approved retirement" for purposes of the Corporation's 1984 Executive Benefit Retirement Plan (the "EBRP") and the 1988 Executive Survivor Benefits Plan. The Policy also provides that, upon such involuntary termination, awards under the LTIP are prorated for all cycles then in progress. In addition, vesting of stock options and lapse of restrictions on restricted stock awards will cease as of the date of termination, and no severance benefits will be paid beyond age 62.

The Corporation has entered into termination agreements with 13 executive officers, including Messrs. Pulido, Hammergren, Hawkins, Mahoney and Majeske. The agreements operate independently of the Policy, continue through December 31 of each year, and are automatically extended in one-year increments until terminated by the Compensation Committee (or by the Board of Directors in the case of Mr. Pulido's agreement). The agreements are automatically extended for a period of two years following any change in control.

The agreements provide for the payment of certain severance and other benefits to executive officers whose employment is terminated within two years of a change in control of the Corporation. Specifically, if following a change in control, the executive officer is terminated by the Corporation for any reason, other than for "Cause" (as defined in the agreements), or if such executive officer terminates his or her employment for "Good Reason" (as that term is defined in the agreements), then the Corporation will pay to the executive officer, as severance pay in cash, an amount equal to 2.99 times his or her "base amount" (as that term is defined in Section 280G of the Code) less any amount which constitutes a "parachute payment" (as defined in Section 280G). The Corporation will also continue the executive officer's coverage in the health and welfare benefit plans in which he or she was a participant as of the date of termination of employment, and the executive officer will continue to accrue benefits under the EBRP, in both such cases for the period of time with respect to which the executive officer would be entitled to payments under the Policy described above if the executive officer's termination of employment had been covered by such Policy. In addition, if the executive officer is age 55 or older and has 15 or more years of service (as determined under such plan on the date of executive's termination of employment), then such termination will automatically be deemed to be an "approved retirement" under the terms of the EBRP. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code.

For purposes of the termination agreements and as used elsewhere in this proxy statement, a "change in control" is generally deemed to occur if: (i) any "person" (as defined in the Securities Exchange Act of 1934, as amended) other than the Corporation or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, acquires securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation and any new director whose election by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;
(iii) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or (iv) the stockholders approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of its assets.

PENSION BENEFITS

The table below illustrates the estimated combined annual benefits payable upon retirement at age 62 under the Corporation's qualified retirement plans and the supplemental EBRP in the specified compensation and years-of-service classifications. The benefits are computed as single life annuity amounts.

                                YEARS OF SERVICE

 FIVE YEAR
  AVERAGE
COMPENSATION        15             20             25             30             35
------------     --------       --------       --------       --------       --------
$  200,000       $ 93,100       $110,800       $120,000       $120,000       $120,000
$  400,000        186,200        221,600        240,000        240,000        240,000
$  600,000        279,300        332,400        360,000        360,000        360,000
$  800,000        372,400        443,200        480,000        480,000        480,000
$1,000,000        465,500        554,000        600,000        600,000        600,000
$1,200,000        558,600        664,800        720,000        720,000        720,000
$1,400,000        651,700        775,600        840,000        840,000        840,000

The compensation covered under the plans whose benefits are summarized in the above table includes the base salary and annual bonus amounts reported in the Summary Compensation Table.

The estimated years of service for purposes of the EBRP at March 31, 1998 for each of the executive officers named in the Summary Compensation Table are as follows: Mr. Pulido, 1; Mr. Hammergren, 2; Mr. Hawkins, 14; Mr. Mahoney, 7, and Mr. Majeske, 3.

The benefit under the EBRP is a percentage of final average pay based on years of service or as determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the Corporation's qualified retirement plan and the annuitized value of the Retirement Share Plan allocations of Common Stock made to the PSIP assuming 12% growth in the value of the stock.

CERTAIN TRANSACTIONS

The Corporation and its subsidiaries also have transactions in the ordinary course of business with unaffiliated corporations of which certain of the Corporation's non-employee directors are directors and/or executive officers. The Corporation does not consider the amounts involved in such transactions to be material in relation to the businesses of such other corporations or the interests of the directors involved. The Corporation anticipates that similar transactions will occur in FY 1999.

INDEBTEDNESS OF EXECUTIVE OFFICERS

Under the Stock Purchase Plan (the "SPP"), which plan was assumed by the Corporation from Old McKesson upon consummation of the PCS Transaction, loans bearing interest at rates of 6.1% to 8% per annum have been made to key employees of the Corporation and its business units for the purchase of shares of the Corporation's Common Stock at 100% of the fair market value on the date of purchase. On July 30, 1997, full recourse, interest bearing loans, having a term of five years, were made to each of the executive officers named in the Summary Compensation Table on page 16 to purchase an aggregate of 160,000 shares of the Corporation's Common Stock at a price of $43.5938 per share under the SPP. Interest at 6.65% per annum is payable prior to maturity to the extent of dividends or other distributions paid in cash on the shares purchased, with the balance due at the maturity of the loan. The loans are secured by a pledge of the shares of Common Stock acquired under the SPP.

The table below shows as to each director or executive officer who was indebted to the Corporation in an amount exceeding $60,000 at any time during the period April 1, 1997 through May 15, 1998, (i) the largest aggregate amount of indebtedness outstanding during such period, and (ii) the amount of indebtedness outstanding at May 15, 1998. All indebtedness shown in the case of Messrs. Dalby, Hawkins, Mahoney, Meyerson, Norris, Pulido and Villani resulted from loans previously outstanding or those made on July 30, 1997 under the SPP. The indebtedness shown for Messrs. Armstrong, Hammergren, and Majeske also includes balances owed on secured loans in the original principal amounts of $95,000, $500,000 and $500,000, respectively, given to assist those named executives with housing relocation from other areas upon joining the Corporation (see footnote (7) to the Summary Compensation Table on page 16 for further information regarding the housing loans made to Messrs. Hammergren and Majeske.) Such housing loans are without interest so long as the individuals remain in the employ of the Corporation or are under an employment contract and thereafter at a market rate.

                                                         LARGEST     AMOUNT OF
                                                        AGGREGATE   INDEBTEDNESS
                                                        AMOUNT OF        AT
                                                       INDEBTEDNESS MAY 15, 1998
                                                       ------------ ------------
       William A. Armstrong...........................  $  684,537   $  684,537
       Michael T. Dalby...............................     642,505      642,505
       John H. Hammergren.............................   2,000,025    2,000,025
       Richard H. Hawkins.............................   1,606,090    1,606,090
       David L. Mahoney...............................   1,573,773    1,573,773
       Mark T. Majeske................................   2,000,025    2,000,025
       Ivan D. Meyerson...............................     589,537      589,537
       Charles A. Norris..............................     589,537      589,537
       Mark A. Pulido.................................   7,892,490    7,892,490
       Carmine J. Villani.............................     592,037      592,037

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK (PROXY ITEM NO. 2)

The Corporation's Restated Certificate of Incorporation (the "Certificate") currently authorizes the issuance of 200,000,000 shares of Common Stock and 100,000,000 shares of Series Preferred Stock. The Board of Directors has approved, and recommends that stockholders consider and approve, an amendment to the Corporation's Certificate to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000. If the amendment is approved, the first paragraph of Article IV of the Certificate would be amended to read as follows (new language is underscored):

  "The total number of shares of stock of all classes which the Corporation has authority to issue is 500,000,000 shares, divided into 100,000,000 shares of Series Preferred Stock, par value $.01 per share (herein called the "Series Preferred Stock"), and 400,000,000 shares of Common Stock, par value $.01 per share (herein called the "Common Stock"). The aggregate par value of all shares having par value is $5,000,000."

In October 1997, the Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, which was distributed to stockholders on January 2, 1998. This reduced significantly the number of authorized but unissued shares of Common Stock available to the Corporation for future use. As of June 1, 1998, there were 94,929,952 shares of Common Stock issued and outstanding, 190,706 shares held in treasury, approximately 31,099,300 shares reserved for issuance upon conversion of Trust Convertible Preferred Securities and under the Corporation's stock option and other employee benefit plans and 35,656,084 shares reserved for issuance in connection with the Corporation's pending acquisition of AmeriSource Health Corporation. This leaves approximately 38,123,966 authorized but unissued shares of Common Stock available for future use. The amendment would not change the 100,000,000 shares of Series Preferred Stock authorized by the Certificate, of which 10,000,000 shares have been designated as Series A Junior Participating Preferred Stock in connection with the Rights Agreement discussed below.

Although the Board of Directors has no plans, agreements, commitments or understandings at this time with respect to the additional shares of Common Stock to be made available by this amendment, the Board of Directors believes that it is desirable to have a sufficient number of additional shares of Common Stock available, as the occasion may arise, for proper corporate purposes including, but not limited to, possible future financing and acquisition transactions, stock dividends or splits and stock issuances pursuant to employee benefit plans. Having such additional shares available for issuance in the future would give the Corporation greater flexibility and allow shares of Common Stock to be issued without the expense and delay of a special stockholders' meeting. The additional shares of Common Stock would then be available for issuance without further action by the stockholders of the Corporation, unless such action is required by applicable law or under the rules of any stock exchange on which the Corporation's Common Stock may then be listed.

The holders of any of the additional shares of Common Stock issued in the future would have the same rights and privileges as the holders of the shares of Common Stock currently authorized and outstanding. The Corporation's stockholders do not have preemptive rights under the Certificate and will not have such rights with respect to the future issuance of any such additional shares of Common Stock.

The issuance of such additional shares of Common Stock may, among other things, have a dilutive effect on the earnings per share of the Common Stock and on the equity and voting power of those holding Common Stock at the time of issuance. In addition, the proposed amendment also may be perceived as having anti-takeover effects, by enabling the Board of Directors to issue shares in transactions that would make a change in control of the Corporation more difficult or costly and therefore less likely. The Board of Directors is not presenting the proposal to amend the Certificate for anti-takeover purposes and is not aware of any effort to accumulate the Corporation's Common Stock or to obtain control of the Corporation by means of a merger, tender offer, solicitation in opposition to management or otherwise.

Anti-Takeover Effects of Provisions of the Corporation's Certificate and Restated By-Laws

The Certificate and Restated By-Laws of the Corporation contain certain provisions that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Pursuant to the Certificate, the Board is divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding shares of any class or series of capital stock of the Corporation entitled to vote generally in the election of directors. Vacancies and newly created directorships on the Board may be filled only by a majority of the remaining directors or by the plurality vote of the stockholders.

The Certificate also provides that any action required or permitted to be taken by the holders of Common Stock may be effected only at an annual or special meeting of such holders, and that stockholders may act in lieu of such meetings only by unanimous written consent. The Restated By-Laws provide that special meetings of holders of Common Stock may be called only by the Chairman or the President of the Corporation or the Board. Holders of Common Stock are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

The Restated By-Laws contain certain provisions which regulate the manner and timing of stockholder proposals and stockholder nominations for the Board of Directors, which provisions are described herein on pages 2 and 9.

The Certificate also provides that certain provisions of the Restated By-Laws may only be amended by the affirmative vote of the holders of 75% of the shares of the Corporation outstanding and entitled to vote. The Certificate also provides that, in addition to any affirmative vote required by law, the affirmative vote of holders of 80% of the voting stock of the Corporation and two-thirds of the voting stock other than voting stock held by an interested stockholder shall be necessary to approve certain business combinations proposed by an interested stockholder.

Rights Agreement

On October 21, 1994 the Corporation entered into a Rights Agreement, which was designed to protect McKesson stockholders from coercive or unfair takeover tactics. Pursuant to the Rights Agreement, the Board of Directors declared a dividend distribution of one Right (a "Right") for each then outstanding share of Common Stock to stockholders of record of the Corporation at November 1, 1994 and authorized the issuance of one Right for each share of Common Stock issued after the date of the Rights Agreement, but prior to triggering of the Right. As a result of the two-for-one stock split effective January 2, 1998, each share of Common Stock has attached to it one-half of a Right. Each Right entitles a registered holder to purchase, upon the occurrence of certain specified events, a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $100 per unit. The description and terms of the Rights are set forth in the Rights Agreement, a copy of which is filed with the Securities and Exchange Commission. In general, pursuant to the Rights Agreement, upon the occurrence of specified triggering events, such as the acquisition by any person (other than McKesson or any of its subsidiaries) of the beneficial ownership of securities representing 15% or more of the outstanding Common Stock without the prior approval of the McKesson Board, each holder of a Right will have the right to receive, upon exercise of the Right, that amount of Common Stock having a value equal to two times the exercise price of the Right. The Rights Agreement further provides that if the Corporation is acquired in a merger or other business combination or it sells more than 50% of its assets and such transaction is not approved by the Board, McKesson's stockholders will have the right to receive, with respect to each Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Under certain circumstances, McKesson may redeem the Rights for a redemption price of $.01 per Right, which will otherwise expire on the tenth anniversary of the adoption of the Rights Agreement. The Rights have certain anti-takeover effects and will cause substantial dilution to the ownership interest of a person or group that attempts to acquire the Corporation on terms not approved by the Board. The Rights should not interfere with any merger or other business combination approved by the Board, since the Board may redeem the Rights as provided above.

Section 203 of Delaware General Corporation Law

The Corporation is subject to the "business combination" statute of the Delaware General Corporation Law (Section 203). In general, such statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless (i) such transaction is approved by the board of directors prior to the date the interested stockholder obtains such status, (ii) upon consummation of such transaction, the "interested stockholder" beneficially owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the "interested stockholder". A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the "interested stockholder". An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Corporation and, accordingly, may discourage attempts to acquire the Corporation.

Certain Effects of Authorized But Unissued Stock

The Corporation's authorized but unissued shares of Common Stock and Preferred Stock may be issued without additional stockholder approval and may be utilized for a variety of corporate purposes, including future offerings to raise additional capital or to facilitate corporate acquisitions.

The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Corporation. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance would have the effect of decreasing the market price of the Common Stock.

One of the effects of the existence of unissued and unreserved Common Stock or Preferred Stock may be to enable the Board to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Corporation by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of the Corporation.

If the proposed amendment to the Certificate is approved by the stockholders it will become effective on the date upon which the Amendment to the Restated Certificate is filed with the Delaware Secretary of State.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

At the recommendation of the Audit Committee, the Board of Directors has reappointed the firm of Deloitte & Touche LLP as the principal independent auditors to audit the consolidated financial statements of the Corporation and its subsidiaries for the fiscal year ending March 31, 1999, such appointment to continue at the pleasure of the Board of Directors. Deloitte & Touche has acted as the Corporation's independent auditors for several years, is knowledgeable about the Corporation's operations and accounting practices, and is well qualified to act in the capacity of auditor.

Representatives of Deloitte & Touche are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

ADDITIONAL INFORMATION

The Corporation's Annual Report for the fiscal year ended March 31, 1998, including the audited financial statements, accompanies this Proxy Statement.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

A stockholder who intends to submit a proposal for inclusion pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the proxy statement for the 1999 Annual Meeting, must send the proposal so as to be received by the Vice President and Corporate Secretary at the principal executive offices of the Corporation, One Post Street, San Francisco, CA 94104, no later than February 18, 1999.

                                        By Order of the Board of Directors

                                        /s/ Nancy A. Miller
                                        -------------------
                                        Nancy A. Miller
                                        Vice President and Corporate Secretary
June 17, 1998

A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 1998, EXCLUDING CERTAIN EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, BOX K, MCKESSON CORPORATION, ONE POST STREET, SAN FRANCISCO, CA 94104.

                               PSIP VOTING CARD
  DIRECTIONS TO TRUSTEE, McKESSON CORPORATION PROFIT-SHARING INVESTMENT PLAN


To: The Chase Manhattan Bank, N.A.

I direct you as Trustee of the McKesson Corporation Profit-Sharing Investment Plan to vote (in person or by proxy) as I have specified on the reverse side hereof all shares of McKesson Corporation Common Stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of McKesson Corporation on July 29, 1998. You may vote according to your discretion (or that of your proxy holder) on any other matter which may properly come before the meeting.

Election of Directors

        Nominees for three-year terms expiring in 2001
                Mary G.F. Bitterman
                Mark A. Pulido
                Robert H. Waterman, Jr.

YOUR SHARES WILL NOT BE VOTED UNLESS YOU (1) VOTE BY TELEPHONE AS DESCRIBED ON THE REVERSE SIDE, OR (2) SIGN AND RETURN THIS CARD.


                                                           *********************
                                                           *  SEE REVERSE SIDE *
                                                           *********************

--------------------------------------------------------------------------------


                            YOUR VOTE IS IMPORTANT!

                PSIP PARTICIPANTS CAN VOTE IN ONE OF TWO WAYS:


1. Call toll free 1-800-840-1208 from a Touch Tone telephone and follow the instructions on the reverse side of this form. There is NO CHARGE to you for this call.

                                      OR

2. Mark, sign and date your voting instruction card and return it promptly in the enclosed business reply envelope.


                                  PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

PLEASE MARK YOUR VOTES AS INDICATED [X]

1.      Election of Directors                   WITH     FOR ALL
                                        FOR     HOLD     EXCEPT
                                        [ ]     [ ]      [ ]

        Mary G.F. Bitterman
        Mark A. Pulido
        Robert H. Waterman, Jr.

        If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

2.      Approval of Amendment to the
        Restated Certificate of         FOR     AGAINST  ABSTAIN
        Incorporation to Increase       [ ]       [ ]      [ ]
        the Number of Authorized
        Shares of Common Stock.

PLEASE CAST YOUR VOTE BY TELEPHONE AS INSTRUCTED BELOW OR COMPLETE, DATE, SIGN AND MAIL THIS VOTING INSTRUCTION CARD PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.


                                                                             [ ]

THIS VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR PROPOSALS 1 AND 2.

Signature(s):                                    Dated:           , 1998
             ----------------------------------        -----------

================================================================================
  *                                                                        *
 * * FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR VOTING CARD BY MAIL * *

--------------------------------------------------------------------------------
     IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW
--------------------------------------------------------------------------------

                               VOTE BY TELEPHONE
                                 QUICK - EASY

PSIP participants may instruct the Plan Trustee how to vote the shares allocated to their account by telephone 24 hours a day, 7 days a week. If you wish to do so, dial 1-800-840-1208 on a touch-tone telephone.

You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

--------------------------------------------------------------------------------
OPTION #1:
To vote as the Board of Directors recommends on ALL proposals: press 1.
--------------------------------------------------------------------------------

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
OPTION #2:
If you choose to vote on each proposal separately, press 0. You will hear these instructions:
--------------------------------------------------------------------------------

PROPOSAL 1:

To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

PROPOSAL 2:

To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.


              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

--------------------------------------------------------------------------------
 PLEASE DO NOT RETURN YOUR VOTING INSTRUCTION CARD IF YOU HAVE VOTED BY PHONE.
--------------------------------------------------------------------------------

Call TOLL FREE ANYTIME From a Touch Tone Telephone      ************************
                                                        *(PIN # to appear here)*
                 1-800-840-1208                         *                      *
                                                        *                      *
                                                        ************************
     There is NO CHARGE to you for this call.

                                     PROXY

                             McKESSON CORPORATION

                           PROXY FOR ANNUAL MEETING
                           10:00 A.M., JULY 29, 1998
       SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints Mark A. Pulido, Ivan D. Meyerson and Nancy A. Miller, and each of them, with full power of substitution, proxies to vote all stock of McKesson Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Gold Room at the Fairmont Hotel, 950 Mason Street, San Francisco, California, on July 29, 1998, and any adjournments thereof, as specified upon the matters indicated on the reverse side, and in their discretion upon any other matter that may properly come before said meeting.

Election of Directors

        Nominees for three-year terms expiring in 2001
                1. Mary G.F. Bitterman
                2. Mark A. Pulido
                3. Robert H. Waterman, Jr.

YOUR SHARES WILL NOT BE VOTED UNLESS YOU (1) VOTE BY TELEPHONE AS DESCRIBED ON THE REVERSE SIDE, OR (2) SIGN AND RETURN THIS CARD.

                                                                 ***************
                                                                 * SEE REVERSE *
                                                                 *    SIDE     *
                                                                 ***************

================================================================================

                            YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF TWO WAYS:


1. Call toll free as described in the instructions on the reverse side. There is NO CHARGE to you for this call, if calling from the United States, Canada, Puerto Rico and the U.S. Virgin Islands.

                                      OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed business reply envelope.


                                  PLEASE VOTE

[X]     PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE FOLLOWING PROPOSALS.

--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:
--------------------------------------------------------------------------------

1.      Election of Directors                   WITH
        (see reverse)                   FOR     HELD
                                        [ ]     [ ]

        For, except vote withheld from the following nominee(s):

        --------------------------------------------------------

2.      Approval of Amendment to the
        Restated Certificate of         FOR     AGAINST  ABSTAIN
        Incorporation to Increase       [ ]       [ ]      [ ]
        the Number of Authorized
        Shares of Common Stock.

PLEASE CAST YOUR VOTE BY TELEPHONE AS INSTRUCTED BELOW OR COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.


Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


-----------------------------------------------------------------------

-----------------------------------------------------------------------
        SIGNATURE(S)                                     DATE

================================================================================
  *                                                                        *
 * * FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR VOTING CARD BY MAIL * *



                               VOTE BY TELEPHONE
                                 QUICK & EASY

McKESSON encourages stockholders to take advantage of a new cost-effective and convenient way to vote their shares - by telephone. You may vote by telephone 24 hours a day, 7 days a week. To access the telephone voting system, you must use a touch-tone telephone and follow the instructions below:

 . Stockholders calling from the United States, Canada, Puerto Rico and the U.S.
  Virgin Islands may dial toll-free 1-800-652-8683 (1-800-OK2-VOTE). If you call from other locations, you may dial 201-324-0377, and you will bear the normal cost of international telephone access charges to use the telephone voting service.

 . When requested, enter the last 4 digits of your Social Security Number (if you have one) and your Voter Control Number printed in the box above, just below the perforation.

 . The instructions will lead you through the simple voting process.

TELEPHONE VOTING PROVIDES THE SAME AUTHORIZATION TO VOTE YOUR SHARES AS IF YOU MARKED, SIGNED, DATED AND RETURNED THE PROXY CARD. IF YOU VOTE BY TELEPHONE, PLEASE DO NOT MAIL YOUR PROXY CARD.

                             THANK YOU FOR VOTING.

                        [LETTERHEAD OF MCKESSON CORP.]




June 17, 1998

Dear McKesson Profit-Sharing Investment Plan Participant:

As a participant in the McKesson Corporation Profit-Sharing Investment Plan ("PSIP"), you are a stockholder in the Corporation. At the Annual Stockholders Meeting, you have the right to instruct the Plan Trustee, on a confidential basis, how the shares of McKesson Common Stock in your account are to be voted on matters that come before the meeting. Your PSIP account includes the shares held for the Company Matching Contributions, PAYSOP, ESOP, Retirement Share Plan, PSIP Plus and Quarterly Contributions.

The enclosed Proxy Statement describes two proposals to be voted on at this year's meeting. The Board of Directors recommends that you vote FOR both proposals. THIS YEAR PARTICIPANTS IN THE PSIP CAN VOTE THEIR SHARES BY TELEPHONE. THE TOLL-FREE NUMBER AND PROCEDURES FOR VOTING BY TELEPHONE ARE INCLUDED ON THE ENCLOSED PSIP VOTING CARD. ALTERNATIVELY, YOU MAY CAST YOUR VOTE BY COMPLETING, SIGNING AND RETURNING THE PSIP VOTING CARD IN THE BUSINESS REPLY ENVELOPE PROVIDED. If you sign and return the card without marking your choices, your shares will be voted in accordance with the Board of Directors' recommendations as indicated above. This card or your telephone voting instructions also give the Trustee authority to vote on your behalf on any other matters that may properly come before the meeting. PLEASE DO NOT RETURN YOUR PSIP VOTING CARD IF YOU VOTE BY TELEPHONE.

If the Trustee receives no voting instructions for shares credited to participants' PAYSOP accounts, no vote will be cast on those shares. The PSIP provides that all other shares for which the Trustee receives no voting instructions from participants, as well as all unallocated shares of Common Stock, will be voted by the Trustee in the same proportion as shares for which voting instructions are received.

Participants who own shares of McKesson Common Stock by means other than through the PSIP will receive a separate proxy card and instructions for voting those shares.

To ensure that your shares are represented and voted at the meeting according to your wishes, your telephone voting instructions or signed PSIP voting card must be received by the Trustee by July 24, 1998. The Corporation's Annual Report for the fiscal year ended March 31, 1998, including the audited financial statements, accompanies this Proxy Statement.

We urge you to exercise your voting rights as a stockholder. Your vote does make a difference.

                                              Sincerely,

                                              /s/ Mark A. Pulido
                                              ------------------
                                              Mark A. Pulido
                                              President and Chief Executive
                                              Officer